Exhibit 99.1

Itron to Restructure Manufacturing Operations

Company Expects to Realize Annualized Savings of $30 Million from Increased Efficiency and Reduced Costs

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--October 26, 2011--Itron, Inc. (NASDAQ:ITRI) today announced projects to restructure its manufacturing operations to increase efficiency and lower manufacturing costs. The company expects to achieve annualized cost savings of approximately $30 million:

  In 2012, Itron anticipates savings of approximately $15 million, which will be realized primarily in the second half of the year.
  Itron expects to be at an annualized run rate of approximately $30 million in cost savings by the end of 2013.

Under the restructuring, Itron is implementing projects to close or consolidate several of its manufacturing facilities over the next 15 to 18 months. Approximately one-third of the company’s 31 global manufacturing locations will be impacted: six manufacturing facilities will be closed or sold and operations at several other facilities will be reduced. The company also expects to pursue the disposition of certain non-core businesses. As a result of the restructuring, Itron expects to reduce its global workforce by approximately 7.5 percent representing a net reduction of about 750 full-time positions.

“Our primary focus is on driving efficiencies in our manufacturing operations, while continuing to meet and exceed the needs of our water, gas and electric utility customers around the world,” said LeRoy Nosbaum, Itron’s president and chief executive officer. “We are confident that our disciplined approach to increasing manufacturing utilization will simplify our operations and lower our costs.”

In connection with the restructuring initiative, Itron expects to record pre-tax restructuring charges totaling approximately $65 to $75 million over the next 15 to 18 months. Approximately $45 million of the charges are expected to be recorded in the fourth quarter of 2011, approximately $15 million will be recorded in 2012 and the remainder in 2013. Of the estimated charges, approximately 30 percent is related to closing or consolidating facilities and approximately 70 percent is associated with severance costs.

“This is a difficult but necessary decision that will better position Itron to succeed in today’s increasingly competitive market and create value for stockholders,” Nosbaum added. “Our operating needs have changed, but this is in no way due to the outstanding efforts of Itron’s employees.”

Forward-Looking Statements:

This release contains forward-looking statements concerning our expectations about operations, financial performance, sales, earnings and cash flows. These statements reflect our current plans and expectations and are based on information currently available. The statements rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause our actual results to vary materially from those anticipated. Risks and uncertainties include the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks and other factors which are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2010 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements, including our business outlook.

About Itron

Itron is the leading provider of energy and water resource management solutions for nearly 8,000 utilities around the world. We offer end-to-end solutions that include electricity, gas, water and heat measurement and control technology; communications systems; software; and professional services. With nearly 10,000 employees doing business in more than 130 countries, Itron empowers utilities to responsibly and efficiently manage energy and water resources. To realize a sustainable future, start here: www.itron.com.

CONTACT:
Itron, Inc.
Investors:
Barbara Doyle, 509-891-3443
Vice President, Investor Relations
barbara.doyle@itron.com
or
Marni Pilcher, 509-891-3847
Director, Investor Relations
marni.pilcher@itron.com
or
Media:
Russ Vanos, 509-891-3641
Vice President, Corporate Marketing & Communications
russ.vanos@itron.com
or
Sharelynn Moore, 509-891-3524
Senior Director, Corporate Marketing & Communications
sharelynn.moore@itron.com